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                                                                    Exhibit 4.9

                                CONSULTING AGREEMENT

       This Consulting Agreement ("Agreement") made effective as of this 29th day of October, 1999, by and between, eSynch Corporation, having its business
offices located at   (the "Company") and Lee Puglisi (the Consultant") with its business offices located  at 310 Midland Ave., Riveredge  NJ 07661
                                     WITNESSETH:

       WHEREAS, the Company desires to retain the Consultant and the Consultant desires to be retained by the Company, all pursuant to the terms and conditions herein set forth;

       NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, the parties agree as follows:

1.     RETENTION.    The Company hereby retains the Consultant to perform
       general consulting services related to the affairs of the Company, and the Consultant hereby accepts such retention and shall perform for the Company the duties described herein to the best of its ability. In this regard, the Consultant shall devote such business time and attention to matters on which the Consultant deems necessary. Notwithstanding anything herein to the contrary, the Consultant shall not be required to devote more than thirty man hours per month. For purposes of this Agreement, a man hour shall mean one hour spent by Lee Puglisi, other employees or advisors used by the Consultant regarding the affairs of the Company.

         (a) The services to be rendered by the Consultant to the Corporation shall under no circumstances, pursuant to the terms of this Agreement, include the following:
             (i) Any activities which could be deemed by the Securities and Exchange Commission to constitute investment banking or any other activities requiring the Consultant to register as a broker-dealer under the Securities Exchange Act of 1934.
             (ii) Any activities which could be deemed to be in connection with the offer or sale of securities in a capital-raising transaction
         (b) The Consultant agrees, to the extent reasonably required in the conduct of the business of the Company, to provide advice, consultation and recommendations to the Company including the following:

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             1.     Develop an in-depth familiarization with the Company's
                    business objectives and bring to its attention potential or actual opportunities, which meet those objectives or logical extensions thereof

             2. Comment on the Company's corporate development including such factors as position in competitive environment, financial performances vs. Competition, strategies, operational viability, etc.

             3. Review and comment upon the Company's annual and quarterly reports and other financial publications.

             4. Review and comment upon the Company's financial public relations plan.

             5. Keep the Company informed on any externally originated information disseminated about it.

             6. Critically evaluate the Company's performance in view of its corporate planning and business objectives.

             7. Assist the Company in improving its shareholder relations by developing long range programs for shareholder communication.

             8. Advise the Company as to selection of suitable public relations counsel.

             9. Analyze and assess alternatives for the Company, presented by the Company.

       (c) The Consultant agrees to use its best efforts in the furnishing of advice and recommendations and for this purpose the Consultant
              shall keep available an    adequate organization of personnel or a
              network of outside professionals for the performance of its obligations under this Agreement. In order to allow the Consultant to be kept current with the affairs of the Company, the Company will continuously provide to the Consultant in a timely fashion, such updating information in addition to the "due diligence" materials previously supplied. In the event that the Company fails or refuses to furnish any such material or information reasonably requested by the Consultant, and thus prevents or impedes Consultant's performance hereunder, any liability of Consultant to perform shall not be a breach of its obligations hereunder The Company will provide "due diligence" presentations as reasonably requested by the Consultant.


4.  TRANSFERABILITY OF THE SHARES.

       (a) The Consultant acknowledges it as acquiring the Shares for investment purposes only, and not for distribution or fractionalization. The Shares have not been registered under federal or state securities laws. Transfer of the Shares is accordingly restricted and, unless a registration statement relating to the issuance of the Shares is in effect at the time of issuance, the Shares will bear appropriate restrictive legends. The Company shall allow the Consultant to direct the allocation of the Shares to up to four persons or to hypothecate, sell, assign or transfer (a" Transfer") all or a part of the Shares to up to four

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              persons, including principals of the Consultant, provided
              that (i) the Consultant confirms to the Company it has not made any offer to sell or solicitation of offers to buy the Shares, and that it has conveyed to the potential transferee(s) (the "Transferees") all information necessary to fully inform the Transferees of the Company and its business, (ii) the Transferee's establish to the Company's satisfaction that the Transferees are accredited investors (as defined under Regulation D) (iii) the Transferees are acquiring the Shares for investment purposes only and (iv) acknowledge that they have been given access to all material information regarding the Company, and (v) such other reasonable requirement of the securities laws is available for the Transfer of the Shares.

5. NOT LICENSED AS A BROKER-DEALER OR INVESTMENT ADVISOR. Neither Consultant nor any employee of Consultant is a licensed broker-dealer and Consultant is not being retained to offer, sell or place any securities of the Company. No fees paid pursuant to this Agreement relate to commissions for the placement or sale of securities. Neither Consultant nor any employee of Consultant is a licensed investment adviser and Consultant is not being retained to make any valuations of the securities of the Company or of any entity the Company may consider acquiring in the future. The Company acknowledges that neither the Consultant nor any employee of Consultant has been retained to provide investment advisory services to the Company.

6.     EXPENSES.     The Company agrees to pay and/or reimburse the Consultant
       for any "extraordinary" expenses incurred by the Consultant. Any "extraordinary" expenses paid and/or reimbursed under this Agreement will require the Company's prior authorization.

7.     LIABILITY OF PARTIES.       The Consultant shall have no liability with
       respect to decisions made or actions taken by the Company in reliance on advice or recommendations given by the Consultant. The Company agrees to indemnify and hold harmless the Consultant and its affiliates , the respective directors, officers, partners, agents, and employees and each other person, if any, controlling the Consultant or any of its affiliates (collectively the "Consultant Parties"), to the full extent lawful, from and against all loses, claims, damages, liabilities and expenses incurred by them (including attorneys' fees and disbursements) that result from actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Company, its agents or employees. The Consultant will indemnify and hold harmless the Company and the respective directors, officers, agents and employees of the Company and each other person, if any, controlling the Company or any of its affiliates (the "Company Parties") from and against all losses, claims, damages, liabilities and expenses that result from bad faith, gross negligence or unauthorized representations of the Consultant. Each person or entity seeking indemnification hereunder shall promptly notify the Company, or the Consultant as applicable, of any loss, claim, damage or expense for which the Company or the Consultant as applicable, may become liable pursuant to this Section, shall not pay, settle or acknowledge liability under any such claim without consent of the party liable

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       for indemnification, and shall permit the Company or Consultant as applicable a reasonable opportunity to cure any underlying problems or to mitigate actual or potential damages. The scope of this indemnification between the Consultant and the Company shall be limited to, and pertain only to transactions contemplated or entered into pursuant to this Agreement.

              The Company or the Consultant, as applicable, shall have the opportunity to defend any claim for which it may be liable hereunder, provided it notifies the party claiming the right to indemnification within 15 days of notice of the claim.

              The rights stated pursuant to the preceding two paragraphs shall be in addition to any rights that the Consultant , the Company, or any other person entitled to indemnification may have in common law or otherwise, including but not limited to , any right to contribution.

8.     STATUS OF CONSULTANT.       The Consultant shall be deemed to be an
       independent contractor. The Consultant shall have no authority to, and shall not, bind the Company to any agreement or obligation with a third party. Nothing in this Agreement shall imply that the parties are co-partners or joint -ventures with each other.

9.     OTHER ACTIVITIES OF CONSULTANT.    The Company realizes that the
       Consultant now renders, and may continue to render services similar to those services being rendered under this Agreement to other companies, some of which may conduct business and activities similar to those of the Company.

10. TERM. The Consultant shall be retained for services described herein for a one (1) year term commencing as of the effective date of this Agreement. This Agreement may only be terminated by both parties written mutual consent. If during the term of this Agreement both parties mutually consent to terminate this Agreement prior to the termination date, then, the Consultant's rights under this Agreement shall survive any termination thereof.

11.    STOCK GRANT.

       (a) The Company hereby agrees to grant as compensation for services Fifteen Thousand (15,000) non-assessable, fully paid for and issued shares of the Company's Common Stock (hereinafter the "Shares").

       (b) The Company agrees to deliver the Shares to the Consultant within fourteen (14) days from the date of this Agreement.


12.    TRADE SECRETS AND DOCUMENTATION.   Consultant will treat as proprietary
       any information belonging to the Company, or any third parties disclosed to Consultant in the course of Consultant's services which is designated by an appropriate stamp or

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       legend as being confidential. Notwithstanding the foregoing,  the
       Consultant shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain not due to the breach of this Agreement by Consultant; (ii) of which it had independent knowledge prior to disclosure; (iii) which comes into the possession of Consultant in the normal and routine course of its own business from and through independent non-confidential sources or (iv) which is required to be disclosed by Consultant by governmental requirements.

13.    CONTROL.      Nothing contained herein shall be deemed to require the
       Company to take any action contrary to its Certificate of Incorporation or By-Laws, or any applicable statute or regulation, or to deprive its Board of Directors of their responsibility for any control of the conduct of the affairs of the Company.

14.    NOTICES.      Any notices hereunder shall be sent to the Company and the
       Consultant at their respective addresses above set forth. Any notice shall be given by registered or certified mail, postage prepaid, and shall be deemed to have been given when deposited in the United States mail. Either party may designate any other address to which notice shall be given, by giving written notice to the other of such change of address in the matter herein provided. Any notices required to be given to the holders of the Shares shall be deemed properly made when sent to the Consultant in the manner set forth above. The Consultant shall use its best efforts to promptly forward such notices to the holders of the Shares.

15.    GOVERNING LAW.       This Agreement has been made in the State of
       California and shall be construed and governed in accordance with the laws thereof without regard to conflicts of laws.

16.    ENTIRE AGREEMENT.    This Agreement contains the entire Agreement between
       the parties, may not be altered or modified, except in writing and signed by the party to be charged thereby and supersedes any and all previous agreements between the parties.

17.    BINDING EFFECT.      This Agreement shall be binding upon the parties
       hereto and their respective heirs, administrators, successors and assignees.

       IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

       eSynch Corporation

       By:                                   By:
           --------------------                  --------------------
       Tom Hemingway, CEO                    Lee Puglisi, Consultant

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